CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 18, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of Credit Suisse Investment Grade Bond Fund, Inc. and Credit Suisse Fixed Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Management of Each Fund" and "Financial Statements and Experts" in the Proxy/Prospectus.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 21, 2003